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CONFORMED COPY                                                        EXHIBIT 4

                    CERTIFICATE OF DESIGNATIONS, PREFERENCES
                         AND RIGHTS OF VOTING CUMULATIVE
                            PREFERRED STOCK, SERIES A

                                       of

                           H. J. HEINZ FINANCE COMPANY

             Pursuant to Section 151 of the General Corporation Law
                            of the State of Delaware


         I, the undersigned, Leonard A. Cullo, President of H. J. Heinz Finance Company, a Delaware corporation (hereinafter called the "CORPORATION"), pursuant to the provisions of Sections 103 and 151 of the General Corporation Law of the State of Delaware, do hereby make this Certificate of Designations and do hereby state and certify that pursuant to the authority expressly vested in the board of directors of the Corporation (the "BOARD OF DIRECTORS") by the Certificate of Incorporation, the Board of Directors duly adopted the following resolution:

         RESOLVED, that, pursuant to Article 4 of the Certificate of Incorporation, which authorizes 5,000 shares of preferred stock, no par value (the "PREFERRED STOCK"), the Board of Directors hereby fixes the powers, designations, preferences and relative, participating, optional and other special rights, and the qualifications, limitations and restrictions, of a series of Preferred Stock.

         RESOLVED, that each share of such series of Preferred Stock shall rank equally in all respects and shall be subject to the following provisions:

         1. Number of Shares and Designation. 3,250 shares of the Preferred Stock of the Corporation shall be designated as Voting Cumulative Preferred Stock, Series A (the "SERIES A PREFERRED STOCK").

         2. Rank. (a) The Series A Preferred Stock shall, with respect to dividend rights and rights upon liquidation, dissolution and winding up, rank senior to the common stock of the Corporation, $1.00 par value (the "COMMON STOCK") and all other classes or series of equity securities of the Corporation now or hereafter issued (collectively with the Common Stock, "JUNIOR SECURITIES"), except equity securities of the Corporation expressly designated as ranking at

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parity (whether with respect to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred Stock (collectively, the "PARITY SECURITIES") and any indebtedness of the Corporation and its subsidiaries. So long as any shares of Series A Preferred Stock remain outstanding, the Corporation shall not, without the approval of a majority of the Independent Directors (as defined herein) authorize, create, increase the authorized number of shares of or issue any Parity Securities if (i) immediately after such action the Consolidated Net Worth (as defined herein) of the Corporation would decline from the level immediately prior to such action or (ii) an Increased Dividend Rate Event or a Special Voting Rights Event (each as defined herein) has occurred and is continuing.

         (b) So long as any shares of Series A Preferred Stock remain outstanding, the Corporation shall not authorize, create or issue any shares that would rank senior to the Series A Preferred Stock (whether with respect to dividends or upon liquidation, dissolution, winding up or otherwise) (collectively, "SENIOR SECURITIES").

         (c) The Corporation may at any time issue additional Junior Securities without the consent of the holders of the Series A Preferred Stock or the Independent Directors.

         (d) The respective definitions of Senior Securities, Junior Securities, and Parity Securities shall also include any rights or options exercisable for or into any of the Senior Securities, Junior Securities and Parity Securities, as the case may be. The Series A Preferred Stock shall be subject to the creation of Junior Securities and Parity Securities, as provided herein.

         3. Dividends. (a) The holders of shares of Series A Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors, out of funds legally available for the payment of dividends, cash dividends at the annual rate of the stated liquidation preference per share ($100,000 per share) equal to 6.226% (the "ANNUAL DIVIDEND RATE"). Such dividends shall be payable in arrears in equal amounts quarterly on January 15, April 15, July 15 and October 15 of each year (unless such day is not a business day, in which event on the next succeeding business day) (each of such dates being a "DIVIDEND PAYMENT DATE" and each such quarterly period being a "DIVIDEND PERIOD"), commencing October 15, 2001. Such dividends shall be cumulative from the date of issue, whether or not in any Dividend Period or Periods there shall be funds of the Corporation legally available for the payment of such dividends. Each dividend shall be payable to holders of record as they appear on the securities register of the Corporation on the corresponding record date. The record dates for the Series A



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Preferred Stock will be, for so long as the Series A Preferred Stock remains in book-entry form, one business day prior to the relevant Dividend Payment Date and, in the event that any of the Series A Preferred Stock is not in book-entry form, the fifteenth day (whether or not a business day) prior to the relevant Dividend Payment Date. Accrued and unpaid dividends for any past Dividend Periods may be declared and paid at any time, without reference to any Dividend Payment Date, to holders of record on such date, not more than 45 days preceding the payment date thereof, as may be fixed by the Board of Directors.

         (b) The amount of dividends payable for each full Dividend Period for the Series A Preferred Stock shall be computed by dividing the Annual Dividend Rate by four. The amount of dividends payable for the initial Dividend Period, or any other period shorter or longer than a full Dividend Period, on the Series A Preferred Stock shall be computed on the basis of twelve 30-day months and a 360-day year. Except as provided in Paragraphs 4 and 5 hereof, holders of shares of Series A Preferred Stock shall not be entitled to any dividends, whether payable in cash, property or stock, in excess of cumulative dividends, as herein provided, on the Series A Preferred Stock. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on the Series A Preferred Stock that may be in arrears.

         (c) So long as any shares of the Series A Preferred Stock are outstanding, no dividends or other distributions (other than dividends or distributions in the form of Parity Securities or Junior Securities or dividends as described in the next succeeding sentence) shall be declared or paid or set apart for payment on Parity Securities, for any period unless full cumulative dividends have been or contemporaneously are declared and paid, or declared and a sum sufficient for the payment thereof set apart for such payment, on the Series A Preferred Stock for all Dividend Periods terminating on or prior to the date of payment of the dividend on such class or series of Parity Securities. When dividends are not paid in full, or a sum sufficient for such payment is not set apart, as aforesaid, all dividends declared upon shares of the Series A Preferred Stock and all dividends declared upon any Parity Securities shall be declared ratably in proportion to the respective amounts of dividends accumulated and unpaid on the Series A Preferred Stock and accumulated and unpaid on such Parity Securities.

         (d) So long as any shares of the Series A Preferred Stock are outstanding, no dividends or other distributions (other than dividends or distributions paid in shares of, or options, warrants or rights to subscribe for or purchase shares of, Junior Securities) shall be declared or paid or set apart for payment on Junior Securities, nor shall any Junior Securities be redeemed, purchased or otherwise acquired or funds set apart for redemption, purchase or acquisition of Junior Securities (all such dividends, distributions, redemptions or




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purchases being hereinafter referred to as a "JUNIOR SECURITIES DISTRIBUTION")
for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any shares of any such stock) by the Corporation, directly or indirectly (except by conversion into or exchange for Junior Securities), unless in each case (i) full cumulative dividends on all outstanding shares of the Series A Preferred Stock and any other Parity Securities shall have been paid or set apart for payment for all past Dividend Periods with respect to the Series A Preferred Stock and all past dividend periods with respect to such Parity Securities and (ii) sufficient funds shall have been paid or set apart for the payment of the dividend for the current Dividend Period with respect to the Series A Preferred Stock and the current dividend period with respect to such Parity Securities.

         (e) So long as any shares of the Series A Preferred Stock are outstanding, the Corporation shall not declare or make any Junior Securities Distribution (other than dividends or distributions paid in shares of, or options, warrants or rights to subscribe for or purchase shares of, Junior Securities) for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any shares of any such stock) by the Corporation, directly or indirectly (except by conversion into or exchange for Junior Securities), if an Increased Dividend Rate Event or a Special Voting Rights Event has occurred and is continuing or would result from such Junior Securities Distribution.

         4. Increased Dividends. (a) If any Increased Dividend Rate Event has occurred and is continuing, holders of shares of Series A Preferred Stock shall be entitled to receive, out of funds legally available for the payment of dividends, in addition to any dividends otherwise accrued on the Series A Preferred Stock, a cash dividend (the "ADDITIONAL DIVIDEND") at an annual rate per share (the "INCREASED DIVIDEND RATE") equal to the product of (i) the Annual Dividend Rate and (ii) 0.25. The amount of Additional Dividends payable shall be computed by multiplying the Increased Dividend Rate by a fraction, the numerator of which is (x) the number of days during the relevant Dividend Period such Increased Dividend Rate Event continues without cure and (y) the denominator of which is 360. Additional Dividends which shall have accrued shall be payable (if declared) on the next succeeding Dividend Payment Date to the holders of record of the shares of the Series A Preferred Stock on such record dates applicable to such Dividend Payment Date. For the avoidance of doubt, any Additional Dividends shall immediately cease to accrue upon the payment, discharge or other cure of such failure, action or other event giving rise to an Increased Dividend Rate Event.



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         (b) As used herein, an "INCREASED DIVIDEND RATE EVENT" means:

                  (i) the Corporation shall have failed to pay accrued dividends (other than any Additional Dividends, but including Gross-Up Payments, if any) on the Series A Preferred Stock for any two Dividend Periods (whether or not consecutive), and such failure continues for 30 days following written notice thereof from holders of at least 10% of the outstanding shares of Series A Preferred Stock;

                  (ii) the Corporation shall have failed to pay or discharge its Mandatory Redemption Obligation (as defined herein) on the Redemption Date (as defined herein);

                  (iii) the Corporation is merged, voluntarily liquidates or reorganizes, sells, leases, transfers or otherwise disposes of all or substantially all of its assets, effects any business combination with any person or permits any person to merge into it, or sell, lease, transfer or otherwise dispose of all or substantially all its assets, in each case at any time and without possibility of cure; provided that, such action shall not constitute an Increased Dividend Rate
         Event: if (1) in the case of a reorganization, merger, consolidation or other business combination, (A) if the Corporation survives, the Series A Preferred Stock maintains all the preferences, redemption and other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions it had prior to such transaction and the Corporation remains an affiliate of
         H. J. Heinz Company, or (B) if the Corporation does not survive, (x) the surviving entity shall be H. J. Heinz Company or an affiliate of H.
         J. Heinz Company, (y) each holder of shares of the Series A Preferred Stock immediately prior to such transaction shall receive securities of the surviving entity with the same preferences, redemption and other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms and conditions as the Series A Preferred Stock held by such holder immediately prior thereto and (z) no Trigger Event has occurred and is continuing and (2) both Standard & Poor's Rating Group and Moody's Investors Services, Inc. (or any successor thereto) affirm the rating of the Series A Preferred Stock (or, in the case of clause (B), the Securities of such surviving entity) as in effect immediately prior to such transaction, after giving effect to such action; or

                  (iv) a Trigger Event occurs and is continuing for a period of 30 days following written notice to the Corporation from holders of at least 25% of outstanding shares of the Series A Preferred Stock.



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         (c) As used herein, a "TRIGGER EVENT" means:

                  (i) the failure by the Corporation to maintain, or the entry by the Corporation, without the vote or consent of holders of two-thirds of the shares of Series A Preferred Stock then outstanding, voting as a separate class, at a meeting duly called and held, into any amendment (other than to increase the amount that may be borrowed thereunder) of, or consent to any non-compliance with, or waiver of its rights under, the Liquidity Agreement dated as of June 26, 2001 between the Corporation and H. J. Heinz Company or any other loan agreement or line of credit between the Corporation and one or more unaffiliated financial institutions the obligations of the Corporation under which are guaranteed by H. J. Heinz Company (such liquidity agreement or other agreement or line of credit being referred to herein as the "LIQUIDITY FACILITY"); provided that a Trigger Event shall not include any such entry into any amendment, consent or waiver, without such vote or consent, with respect to the Liquidity Facility (1) adds to the rights, privileges or protections of the Corporation under the Liquidity Facility, (2) cures any ambiguity or corrects or supplements any provision contained in the Liquidity Facility that may be defective or inconsistent with any provisions contained therein or (3) makes such other provisions with regard to matters or questions arising under the Liquidity Facility that does not have a material adverse affect on the Corporation's credit quality.

                  (ii) the Corporation shall fail to maintain a Minimum Net Worth Ratio as measured at the end of each fiscal quarter of the Corporation (each such date a "TESTING DATE") for a period of 30 days following notice of such failure to the Corporation from any holder of shares of Series A Preferred Stock.

         (d) As used herein,

                  (i) "MINIMUM NET WORTH RATIO" means a Consolidated Net Worth Ratio as of the Testing Date of not less than 100%, or at the Corporation's option with respect to any Testing Date, an Appraised Net Worth Ratio of not less than 125%. The Corporation will promptly provide written notice to each holder of Series A Preferred Stock of its election to apply the Appraised Net Worth Ratio with respect to a Testing Date, and will make available to holders of Series A Preferred Stock upon request the relevant Independent Appraisal Report.

                  (ii) "CONSOLIDATED NET WORTH RATIO" means the ratio of (i) the stockholders' equity of the Corporation and its consolidated subsidiaries (including for this purpose the Series A Preferred Stock and any Parity



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         Securities if otherwise excluded) determined in accordance with U.S.
         GAAP ("CONSOLIDATED NET WORTH") to (ii) then-applicable redemption price for the Series A Preferred Stock and any Parity Securities.

                  (iii) "APPRAISED NET WORTH RATIO" means the ratio of (1) (a) the Appraised Company Net Worth as specified in the applicable Independent Appraisal Report less (b) the aggregate amount of any distributions by the Corporation with respect to, or for repurchase or redemption of, any Junior Securities made subsequent to such Independent Appraisal Report (to the extent not reflected therein) to
         (2) the then-applicable Redemption Price for the Series A Preferred Stock and any Parity Securities.

                  (iv) "APPRAISED COMPANY NET WORTH" means the excess of (i) the fair value of the Corporation's unconsolidated assets over (ii) the Corporation's unconsolidated liabilities (excluding, for this purpose, the Series A Preferred Stock and any Parity Securities, if otherwise included), as specified in an appraisal report prepared by a nationally recognized firm of independent auditors or other independent specialists in the valuation field (an "INDEPENDENT APPRAISAL REPORT"), which report is dated not earlier than nine months prior to the Testing Date.

         5. DRP Adjustment. (a) If, prior to 18 months after the date of the original issuance of the Series A Preferred Stock, one or more amendments to the Internal Revenue Code of 1986, as amended (the "CODE"), are enacted that reduce the percentage of the dividends-received deduction (it being understood such deduction currently is 70%) as specified in section 243(a)(1) of the Code or any successor provision (the "DIVIDENDS-RECEIVED PERCENTAGE"), the amount of each dividend payable (if declared) per share of Series A Preferred Stock for dividend payments made on or after the effective date of such change in the Code will be adjusted by multiplying the amount of the dividend payable described above (before adjustment) by the following fraction (the "DRD FORMULA"), and rounding the result to the nearest cent (with one-half cent rounded up):


                                  1-.35(1-.70)
                                  1-.35(1-DRP)

For the purposes of the DRD Formula, "DRP" means the Dividends-Received Percentage (expressed as a decimal) applicable to the dividend in question; provided, however, that if the Dividends-Received Percentage applicable to the dividend in question shall be less than 50%, then the DRP shall equal .50. Notwithstanding the foregoing provisions, if, with respect to any such amendment, the Corporation receives either an opinion of nationally recognized



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independent tax counsel or a private letter ruling or similar form of authorization from the Internal Revenue Service ("IRS") to the effect that such amendment does not apply to a dividend payable on the Series A Preferred Stock, then such amendment will not result in the adjustment provided for pursuant to the DRD Formula with respect to such dividend.

         (b) If any such amendment to the Code specified in Paragraph 5(a) hereof is enacted and the reduction in the Dividends-Received Percentage retroactively applies to a Dividend Payment Date as to which the Corporation previously paid dividends on the Series A Preferred Stock (each, an "AFFECTED DIVIDEND PAYMENT DATE"), the Corporation will pay (if declared) additional dividends (the "RETROACTIVE DIVIDENDS") on the next succeeding Dividend Payment Date to holders of Series A Preferred Stock on the Dividend Payment Record Date applicable to such Dividend Payment Date (or, if such amendment is enacted after the dividend payable on such Dividend Payment Date has been declared, to holders of Series A Preferred Stock on the Dividend Payment Record Date following the date of enactment) in an amount equal to the excess of (x) the product of the dividends paid by the Corporation on each Affected Dividend Payment Date and the DRD Formula (where the DRP used in the DRD Formula would be equal to the greater of the Dividends-Received Percentage and .50 applied to each Affected Dividend Payment Date) over (y) the sum of the dividends paid by the Corporation on each Affected Dividend Payment Date. The Corporation will only make one payment of Retroactive Dividends for any such amendment. Notwithstanding the foregoing provisions, if, with respect to any such amendment, the Corporation receives either an opinion of nationally recognized independent tax counsel or a private letter ruling or similar form of guidance from the IRS to the effect that such amendment does not apply to a dividend payable on an Affected Dividend Payment Date for the Series A Preferred Stock, then such amendment will not result in the payment of Retroactive Dividends with respect to such Affected Dividend Payment Date.

         (c) For the avoidance of any doubt, no adjustment in the dividends payable by the Corporation shall be made, and no Retroactive Dividends shall be payable by the Corporation, in respect of the enactment of any amendment to the Code 18 months or more after the date of original issuance of the Series A Preferred Stock that reduces the Dividends-Received Percentage.

         (d) In the event that the amount of dividends payable per share of the Series A Preferred Stock is adjusted pursuant to the DRD Formula and/or Retroactive Dividends are to be paid, the Corporation will give notice of each such adjustment and, if applicable, any Retroactive Dividends to the holders of Series A Preferred Stock.





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         6. Earnings and Profits Gross-Up Payments. (a) If any distributions on shares of Series A Preferred Stock with respect to any taxable year of the Corporation are not eligible for the dividend received deduction for U.S. federal income tax purposes solely on account of insufficient current or accumulated earnings and profits of the Corporation ("APPLICABLE DISTRIBUTION(S)"), the Corporation will, within 120 days after the end of such taxable year, provide notice thereof to each holder of shares of Series A Preferred Stock that was entitled to receive an Applicable Distribution during such taxable year. The Corporation shall, within 30 days after such notice is given, pay, out of lawful funds, to each such holder an amount equal to the aggregate Gross-Up Payment (as defined below) with respect to all Applicable Distributions during such taxable year. Gross-Up Payments, if not made when due, shall be treated as accrued and unpaid dividends on shares of Series A Preferred Stock.

         (b) As used herein, "GROSS-UP PAYMENT(S)" means payment with respect to an Applicable Distribution of an amount which, when taken together with such Applicable Distribution, would cause the net yield in dollars (after federal income tax consequences and treating, for purposes of calculating net yield in dollars, that portion of the Applicable Distribution otherwise treated as a return of capital as capital gain received upon the taxable sale or exchange of shares of Series A Preferred Stock) from the aggregate of both the Applicable Distributions and the Gross-Up Payment to be equal to the net yield in dollars (after U.S. federal income tax consequences) that would have been realized if the amount of the aggregate Applicable Distributions treated as a return of capital instead had been treated as a dividend for U.S. federal income tax purposes. Such Gross-Up Payment will be calculated without consideration being given to the time value of money, assuming the Gross-Up Payment is subject to tax as ordinary income, giving effect to the dividends received deduction (as adjusted pursuant to Paragraph 5 above) that would have applied to each such Applicable Distribution had it been treated as a dividend for U.S. federal income tax purposes, and using the maximum marginal corporate U.S. federal tax rate applicable to ordinary income and capital gains, as the case may be. The Corporation shall provide notice to each holder of shares of Series A Preferred Stock of the right to receive a Gross-Up Payment in respect of any taxable year of the Corporation, if applicable, no later than 120 days following the end of such year, and any applicable Gross-Up Payment will be due within 30 days of such notice. Gross-Up Payments, if not made when due, will be treated as accrued and unpaid dividends on the shares of Series A Preferred Stock.

         7. Liquidation Preference. (a) In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, before any payment or distribution of the assets of the Corporation (whether



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capital or surplus) shall be made to or set apart for the holders of Junior
Securities, the holders of shares of Series A Preferred Stock shall be entitled to receive $100,000 per share of Series A Preferred Stock plus an amount equal to all dividends (whether or not earned or declared) accrued and unpaid thereon to and including the date of final distribution to such holders; but such holders shall not be entitled to any further payment. If, upon any liquidation, dissolution or winding up of the Corporation, the assets of the Corporation, or proceeds thereof, distributable among the holders of the shares of Series A Preferred Stock shall be insufficient to pay in full the preferential amount aforesaid and liquidating payments on any Parity Securities, then such assets, or the proceeds thereof, shall be distributed among the holders of shares of Series A Preferred Stock and any such other Parity Securities ratably in accordance with the respective amounts that would be payable on such shares of Series A Preferred Stock and any such other stock if all amounts payable thereon were paid in full. For the purposes of this Paragraph 7, (i) a consolidation or merger of the Corporation with one or more corporations, or (ii) a sale or transfer of all or substantially all of the Corporation's assets, shall not be deemed to be a liquidation, dissolution or winding up, voluntary or involuntary, of the Corporation.

         (b) Subject to the rights of the holders of any Parity Securities, after payment shall have been made in full to the holders of the Series A Preferred Stock, as provided in this Paragraph 7, any other series or class or classes of Junior Securities shall, subject to the respective terms and provisions (if any) applying thereto, be entitled to receive any and all assets remaining to be paid or distributed, and the holders of the Series A Preferred Stock shall not be entitled to share therein.

         8. Redemption.

         (a) On July 15, 2008 (the "REDEMPTION DATE"), the Corporation shall redeem all outstanding shares of the Series A Preferred Stock, at a redemption price of $100,000 per share in cash, together with accrued and unpaid dividends thereon to such date, without interest (the "REDEMPTION PRICE") out of funds legally available for such payment. The Series A Preferred Stock shall not be redeemable by the Corporation prior to the Redemption Date. If the Redemption Date falls on a day that is not a business day, the Redemption Price will be payable on the next succeeding business day without adjustment for interest or further payment as a result of the delay.

          (b) Shares of Series A Preferred Stock that have been issued and reacquired in any manner, including shares purchased or redeemed, shall (upon compliance with any applicable provisions of the laws of the State of Delaware)



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have the status of authorized and unissued shares of the class of Preferred
Stock undesignated as to series and may be redesignated and reissued as part of any series of the Preferred Stock; provided that no such issued and reacquired shares of Series A Preferred Stock shall be reissued or sold as Series A Preferred Stock.

         9. Procedure for Redemption.

         (a) In the event the Corporation shall redeem shares of Series A Preferred Stock, notice of such redemption shall be given by first class mail, postage prepaid, mailed not less than 30 days nor more than 60 days prior to the Redemption Date, to each holder of record of the shares to be redeemed at such holder's address as the same appears on the stock register of the Corporation; provided that neither the failure to give such notice nor any defect therein shall affect the validity of the giving of notice for the redemption of any share of Series A Preferred Stock to be redeemed except as to the holder to whom the Corporation has failed to give said notice or except as to the holder whose notice was defective. Each such notice shall state: (i) the Redemption Date;
(ii) the number of shares of Series A Preferred Stock to be redeemed; (iii) the Redemption Price; (iv) the place or places where certificates for such shares are to be surrendered for payment of the redemption price; and (v) that dividends on the shares to be redeemed will cease to accrue on such redemption date.

         (b) Notice having been duly given, from and after the Redemption Date (unless default shall be made by the Corporation in providing money for the payment of the redemption price of the shares called for redemption), dividends on the shares of Series A Preferred Stock so called for redemption shall cease to accrue, and all rights of the holders thereof as stockholders of the Corporation (except the right to receive from the Corporation the redemption price) shall cease. Upon surrender in accordance with said notice of the certificates for any shares so redeemed (properly endorsed or assigned for transfer, if the Board of Directors of the Corporation shall so require and the notice shall so state), such share shall be redeemed by the Corporation at the Redemption Price aforesaid.

         (c) Payment of the Redemption Price of the Series A Preferred Stock shall be made only upon surrender of the share certificates to Mellon Investor Services, as paying agent to the Corporation (including any successor to Mellon Investor Services approved by the Corporation as its paying agent, the "PAYING AGENT"). If the Corporation gives or causes to be given a notice of redemption, timely pays to the Paying Agent an amount of cash sufficient to redeem the Series A Preferred Stock and gives the Paying Agent irrevocable instructions and authority to pay the full amount payable on redemption of the Series A Preferred Stock to holders of the Series A Preferred Stock, then on the date of such payment, all rights of the holders of Series A Preferred Stock, as such, will



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terminate (except the right of the holders of Series A Preferred Stock to receive the full amount payable upon redemption thereof upon surrender of the share certificates, but without interest) and the Series A Preferred Stock will no longer be deemed to be outstanding for any purpose. Any funds paid to the Paying Agent which are unclaimed at the end of two years from the Redemption Date will be returned to the Corporation, after which the holders of Series A Preferred Stock will look only to the Corporation for payment of the Redemption Price of the Series A Preferred Stock.

         10. Voting Rights.

         (a) In addition to the other voting rights provided in this Certificate of Designations or as otherwise required by law or the Certificate of Incorporation of the Corporation, as amended, holders of shares of the Series A Preferred Stock and any Parity Securities expressly designated with the same voting rights as the Series A Preferred Stock (collectively, the "VOTING PARITY SECURITIES") shall be entitled to vote together as a separate voting class to elect a number of directors of the Corporation which is equal to the smallest whole number that is not less than 25% of the Board of Directors (such director or directors collectively referred to as the "INDEPENDENT DIRECTORS"). For so long as shares of Series A Preferred Stock are outstanding, the Corporation shall have no fewer than one Independent Director. The initial Independent Director is Mr. Andrew L. Stidd. Except with respect to (i) the election of directors, as to which the Series A Preferred Stock shall have only the voting rights provided in the first sentence of this Paragraph 10, and (ii) those matters for which a series or class vote is required by applicable law, the Certificate of Incorporation, as amended, or this Certificate of Designations, holders of shares of Series A Preferred Stock shall be entitled to cast one vote per share on all matters submitted for a vote of the stockholders of the Corporation and with respect to such matters shall vote together with the holders of Voting Parity Securities and with the holders of the Common Stock, all voting as a single class.

         (b) Except (i) with respect to Special Voting Rights Matters upon the occurrence and during the continuance of a Special Voting Rights Event or (ii) as otherwise provided in this Certificate of Designations, each Independent Director shall be entitled to cast one vote (voting together with each member of the Board of Directors) on all matters before the Board of Directors. The Independent Directors shall hold office until the next annual meeting of the stockholders or special meeting held in lieu thereof. If any vacancy shall occur among the Independent Directors, then the other Independent Director or Independent Directors shall designate a successor to fill such vacancy to serve until the next annual meeting of the stockholders or special meeting held in lieu thereof;

provided that if there are no Independent Directors to designate such a successor, within 40 days after the creation of such vacancy or vacancies, the Secretary of the Corporation shall call a special meeting of the holders of Series A Preferred Stock and any Voting Parity Securities entitled to vote for the election of Independent Directors and such vacancy or vacancies shall be filled at such special meeting to serve until the next annual meeting of the stockholders or special meeting held in lieu thereof. Any Independent Director may be removed, with or without cause, by the holders of a majority of Series A Preferred Stock and any Voting Parity Securities outstanding entitled to vote for the election of Independent Directors. Election and removal of Independent Directors requires the vote of the holders of the Series A Preferred Stock, voting together as a class with holders of any Voting Parity Securities, holding a plurality, in the case of an election, or a majority, in the case of removal, in voting power of the outstanding shares of Series A Preferred Stock and Voting Parity Securities.

         (c) A meeting of holders of Series A Preferred Stock and any Voting Parity Securities may be called by the holders of at least 25% in voting power of the outstanding shares of Series A Preferred Stock and any Voting Parity Securities, voting together as a class. Any shares of Series A Preferred Stock held directly or indirectly by the Corporation or any corporation of which the Corporation holds a majority of the shares entitled to vote in the election of directors shall not be entitled to vote or be counted for quorum purposes.

         (d) For so long as any shares of Series A Preferred Stock are outstanding, the following actions of the Corporation shall require the approval of a majority of the Independent Directors: (i) the issuance of Parity Securities requiring approval of Independent Directors as set forth in Paragraph 2(a) hereof and (ii) if and for so long as a Special Voting Rights Event has occurred and is continuing, any action of the Board of Directors with respect to Special Voting Rights Matters. For so long as there is only one Independent Director, any action requiring the approval of a majority of the Independent Directors shall be approved by such Independent Director. In the event the Independent Directors cast an equal number of votes for and against approval of a given action requiring the approval of a majority of the Independent Directors, such action shall be deemed not to have been approved by a majority of Independent Directors.

         (e) If and for so long as a Special Voting Rights Event has occurred and is continuing while any shares of Series A Preferred Stock are outstanding, the Independent Directors shall have "SPECIAL VOTING RIGHTS" enabling the Independent Directors only (and not any directors that are not Independent Directors) to cast votes in meetings of the Board of Directors (or to take action by consent in lieu thereof) with respect to, but only with respect to following matters (collectively, the "SPECIAL VOTING RIGHTS MATTERS"):

                  (i) the declaration and payment of dividends on, or the payment of the Redemption Price of, the Series A Preferred Stock and any Parity Securities, to the extent that funds are legally available therefor; and then,

                  (ii) if, but only if, all Special Voting Rights Events then existing cannot be cured by the taking of such actions described in clause (i) hereof, to cause the Corporation to enforce and not waive its rights under all material contracts with affiliates, including the Liquidity Facility; and then,

                  (iii) if, but only if, all Special Voting Rights Events then existing cannot be cured by the taking of such actions described in clause (ii) hereof, to cause the sale or disposition of any of the Corporation's assets for a commercially reasonable consideration or to cause the repayment, retirement or redemption in accordance with their terms of any or all of the Corporation's liabilities that rank senior to the Series A Preferred Stock, in each case as, if and to the extent that the taking of such actions would enable the Corporation to cure the occurrence and continuance of any then existing Special Voting Rights Event. At any time that the Independent Directors shall have Special Voting Rights, a majority of the Independent Directors shall be entitled to take action on behalf of the Board of Directors only with respect to any Special Voting Rights Matter.

         (f) All Special Voting Rights of the Independent Directors shall terminate immediately at such time as all Special Voting Rights Events then existing have been cured or, if earlier, when shares of the Series A Preferred Stock shall have been redeemed in full or are otherwise no longer outstanding. All Special Voting Rights Events shall be deemed to have been cured and not to be continuing at such time when (i) all accrued and unpaid dividends on the Series A Preferred Stock shall have been declared and paid, (ii) if after the Redemption Date, the Mandatory Redemption Obligation shall have been paid or otherwise discharged, or, as the case may be, (iii) no Trigger Event that materially adversely affects the financial condition of the Corporation and its consolidated subsidiaries, taken as a whole, is continuing.

         (g) Notwithstanding the foregoing and for the avoidance of doubt:

                  (i) Independent Directors shall not have Special Voting Rights with respect to any matter before the Board of Directors other than the Special Voting Rights Matters; and

                 (ii) Special Voting Rights Matters do not include any action by the Independent Directors or the Board of Directors to elect or remove managers of H. J. Heinz Company, L.P. ("HEINZ LP") under the interest in Heinz LP designated as the Class B Interest pursuant to the First Amended and Restated Limited Partnership Agreement of Heinz LP dated of May 3, 2001 or to exercise any rights of the Corporation as a limited partner or shareholder of Heinz LP or any other subsidiary of the Corporation (other than the right of a limited partner or shareholder to dispose of its limited partnership interests or shares).

         (h) As used herein, a "SPECIAL VOTING RIGHTS EVENT" means:

                  (i) the giving of notice by the Independent Director of the failure by the Corporation to pay accrued dividends on the Series A Preferred Stock in full (including any Gross-Up Payments), which failure has continued for four consecutive quarterly periods, subject to a 10 day cure period following notice from the Independent Director;

                  (ii) the failure by the Corporation to pay or otherwise discharge its Mandatory Redemption Obligation on the Redemption Date subject to a 10 day cure period following notice from the Independent Director; or

                  (iii) a Trigger Event that materially adversely affects the financial condition or credit quality of the Corporation occurs and is continuing for at least 60 days following written notice from the holders of a majority of outstanding shares of the Series A Preferred Stock.

         (i) For so long as any shares of Series A Preferred Stock are outstanding, the Corporation shall not, without the consent or vote of holders of a majority of shares of the Series A Preferred Stock, voting as a class, amend, alter or repeal (i) any provision of the Corporation's Certificate of Incorporation (including the terms of the Series A Preferred Stock, but excluding the filing of any Certificate of Designations with respect to any Parity Securities or Junior Securities otherwise permitted to be issued hereunder) or (ii) any provision of the Corporation's Bylaws, in each case, if such amendment, alteration or repeal would materially and adversely affect the rights, preferences, powers or privileges of the Series A Preferred Stock.

         (j) For so long as any shares of Series A Preferred Stock are outstanding, the Corporation shall not, without the consent or vote of each holder of shares of the Series A Preferred Stock amend, alter or repeal the Corporation's Certificate of Incorporation (including the terms of the Series A Preferred Stock) that would (i) reduce the rate of or change or have the effect of changing the time for payment of any dividends on the Series A Preferred Stock, (ii) reduce the redemption price therefor or (iii) make any amount payable on the Series A Preferred Stock payable in other than U.S. dollars.

         11. Maintain Existence. The Corporation shall not merge, voluntarily liquidate or reorganize, sell, lease, transfer or otherwise dispose of all or substantially all of its assets, effect any business combination with any person or permit any person to merge into it, or sell, lease, transfer or otherwise dispose of all or substantially all its assets, in each case at any time and without possibility of cure, unless in the case of a reorganization, merger, consolidation or other business combination, (A) if the Corporation survives, the Series A Preferred Stock shall maintain all the preferences, redemption and other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms and conditions it had prior to such transaction and the Corporation remains an affiliate of H. J. Heinz Company, or
(B) if the Corporation does not survive, (x) the surviving entity shall be H. J. Heinz Company or an affiliate of H. J. Heinz Company, (y) each holder of shares of the Series A Preferred Stock immediately prior to such transaction shall receive securities with the same preferences, redemption and other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms and conditions of the surviving entity as the Series A Preferred Stock held by such holder immediately prior thereto and (z) no Trigger Event has occurred and is continuing.

         12. General Provisions. (a) The term "AFFILIATE" as used herein means, with respect to any Person, a Person that directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such Person.

         (b) The term "PERSON" as used herein means any corporation, limited liability company, partnership, trust, organization, association, other entity or individual.

         (c) The term "OUTSTANDING", when used with reference to shares of stock, shall mean issued shares, excluding shares held by the Corporation or a subsidiary.

         (d) The headings of the paragraphs, subparagraphs, clauses and subclauses of this Certificate of Designations are for convenience of reference only and shall not define, limit or affect any of the provisions hereof.

         (e) Each holder of Series A Preferred Stock, by acceptance thereof, acknowledges and agrees that payments of dividends, interest, premium and principal on, and exchange, redemption and repurchase of, such securities by the Corporation are or may become subject to restrictions on the Corporation contained in certain credit and financing agreements.

         IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designations to be signed and attested by the undersigned this 5th day of July 2001.

                                            H. J. HEINZ FINANCE COMPANY



                                            By:   /s/ Leonard A. Cullo, Jr.
                                                  ----------------------------
                                                  Name:  Leonard A. Cullo, Jr.
                                                  Title: President



ATTEST:



/s/ Michael E. Hooton
-----------------------
Name: Michael E. Hooton
Assistant Secretary